Exhibit 99.1

FOR IMMEDIATE RELEASE
Bock Communications, Inc.	Leap contacts:
Jessica Levy, Media Relations	Greg Lund, Media Relations
714-292-2990	858-882-9105
leap@bockpr.com	glund@leapwireless.com

Jim Seines, Investor Relations
858-882-6084
jseines@leapwireless.com
Leap Reports Consolidated Results for Second Quarter 2006
~ Strong Performance Led by Growth in Service Revenues and Operating Income ~
Highlights include:
•	Net customer growth of nearly 58,000 for the quarter, up from net customer additions of approximately 2,700 for the second quarter of 2005

•	Total consolidated revenue for the quarter of $267.9 million, an 18% increase from the total consolidated revenue for the second quarter of 2005

•	Consolidated operating income of $16.5 million, a 92% increase from the consolidated operating income for the second quarter of 2005

•	Adjusted consolidated operating income before depreciation and amortization (OIBDA) of $77.7 million, an increase of more than 4% from the adjusted consolidated OIBDA for the second quarter of 2005

•	Consolidated net income of $7.5 million for the quarter, or $0.12 per diluted share
SAN DIEGO — August 3, 2006 — Leap Wireless International, Inc. NASDAQ: LEAP, a leading provider of innovative and value-driven wireless communications services, today announced financial and operational results for the second quarter ended June 30, 2006 that included strong year-over-year improvements in service revenues and operating income achieved while the Company was engaged in a disciplined, broad-based expansion effort. The Company ended the quarter with 1,836,000 total customers and a customer churn rate of 3.6%, and demonstrated solid execution in the build-out, cost management, and launch of new markets. The financial and operating data presented in this press release, including customer information, reflect the consolidated results of Leap, its subsidiaries and its non-controlled joint venture, Alaska Native Broadband 1, LLC (ANB 1), for the periods indicated.
“The Company executed very well on its major initiatives, posting strong financial results as it expanded the footprint of Cricket® service to more than 37.3 million potential covered subscribers by the end of the second quarter,” said Doug Hutcheson, chief executive officer and president of Leap. “The Company delivered continuing attractive customer growth despite some unanticipated disruptions, which have been addressed. We remain very pleased with the pace and

Leap Reports Consolidated Results for Second Quarter 2006	Page 2 of 17

performance of our new market launches and we look forward to additional strong growth in the second half of the year. We believe that the continued performance improvements we have seen in our existing markets and the progress of new market launches during the quarter indicate that the business is well positioned to deliver continued growth and attractive financial performance in the coming quarters.”
Total revenues for the second quarter were $267.9 million, an increase of $41.0 million, or 18% over the total revenues of $226.8 million for the second quarter of 2005. Operating income for the second quarter was $16.5 million, nearly double the operating income of $8.6 million for the second quarter of 2005. Net income for the second quarter was $7.5 million, or $0.12 per diluted share. This compares to net income of $1.1 million, or $0.2 per diluted share, for the second quarter of 2005.
Adjusted OIBDA for the second quarter of 2006 was $77.7 million, up $3.4 million, or more than 4%, from adjusted OIBDA of $74.3 million for the second quarter of 2005, even after absorbing costs associated with the Company’s new market launch activities. Adjusted OIBDA represents OIBDA adjusted to exclude the effects of: gain/loss on sale of wireless licenses and operating assets; impairment of indefinite-lived intangible assets; and share-based compensation expense.
“The business delivered strong year-over-year and sequential improvements in adjusted OIBDA in our existing markets, as we launched and began operations in new markets well within our expected costs for capital expenditures and operating expenses,” said Dean Luvisa, acting chief financial officer for Leap. “We are also pleased to report that the El Paso/Las Cruces market, which was launched by ANB 1 on January 31, 2006, was OIBDA breakeven at the market level during and for the second quarter. Additionally, initial data from our conversion to ‘pay-in-advance’ billing for new and reactivating customers have shown promising revenue and customer retention results. We expect that this important business advance will provide further improvements in net customer activity in the second half of 2006.”
Key operational and financial performance measures for the second quarter of 2006 were as follows:

Leap Reports Consolidated Results for Second Quarter 2006	Page 3 of 17

•	Average revenue per user per month (ARPU) for the second quarter, based on service revenue, was a record $42.97, an improvement of $3.73 from the ARPU of $39.24 for the second quarter of 2005.

•	Cost per gross customer addition (CPGA) was $198 for the second quarter, compared with $138 for the second quarter of 2005, reflecting costs associated with new market launches and the effects of the Company’s previously announced adoption of ‘pay-in-advance’ billing for new and reactivating customers in May 2006.

•	Non-selling cash cost per user per month (CCU) was $19.18 for the second quarter, an increase of $0.75 from the CCU of $18.43 for the second quarter of 2005, reflecting operating costs associated with new market launch activity, partially offset by improved operational efficiencies and benefits from increased scale in the Company’s existing markets.

•	Purchases of property and equipment (capital expenditures) for the quarter were $126.1 million, an increase of $105.2 million from the capital expenditures of $20.9 million for the second quarter of 2005, primarily reflecting new market development activities in the second quarter of 2006. Cumulative capital expenditures for the first half of 2006 were $187.0 million.
“We believe that the strong financial results delivered during the first half of 2006 demonstrate the capability of the Company to deliver on our strategic plans for growth while producing strong consolidated performance in our operating business,” continued Luvisa. “These results also highlight the inherent advantages of scale that exist within our business and the cash-flow generating potential we believe our business provides. The Company is executing on the capital market activities we previously outlined with the completion of an amendment and restatement of our senior secured debt facility that allows us to continue to build our business in a thoughtful and disciplined manner. We believe the steps we are taking to further enhance our access to capital when combined with our expected strong cash-flow generation, put us in a solid position to achieve our strategic goals and to realize the growth opportunities for our business.”
2006 Business Outlook
The following forward-looking statements are based on management’s existing plans and its review of current information, which is dynamic and subject to rapid, even abrupt change. The

Leap Reports Consolidated Results for Second Quarter 2006	Page 4 of 17

following forward-looking statements are qualified by that fact and speak only of management’s views as of the date of this release. Leap does not undertake any obligation to update this information. Actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Leap’s business. Factors that could cause actual results to differ from these forward-looking statements are described later in this release.
•	Leap and its joint ventures expect to have launched markets covering 17 to 20 million potential new customers between January 2006 and the end of 2006 or early 2007. Leap also currently expects to launch additional markets covering 3 to 6 million potential customers in 2007, bringing total covered POPs with Cricket service to more than 50 million by the end of next year. The Company’s prior new potential customer guidance was 14 to 20 million.

•	Leap expects its consolidated adjusted OIBDA for 2006 to be in the range of $265 million to $300 million for the full year, reflecting adjusted OIBDA growth in existing markets offset, in part, by negative OIBDA associated with newly launched markets. The company’s prior adjusted OIBDA guidance was $240 million to $300 million.

•	Leap expects its consolidated capital expenditures for 2006 to be between $525 million and $585 million, reflecting the acceleration of both market launch timing and the Company’s investment in 1xEV-DO technology into 2006. The Company’s prior consolidated capital expenditures for 2006 were expected to be between $430 million and $500 million.
In addition to its results for second quarter of 2006, Leap announced that it expects total net customer additions to be between 110,000 and 210,000 for the third quarter of 2006, and that it expects third quarter customer churn to be between 3.9% and 4.3%. The Company also announced that, for the third quarter of 2006, it anticipates consolidated adjusted OIBDA to be in the range of $57 million to $67 million.
“We anticipated that 2006 would be a year of significant advancement for our business, and we believe that our successful progress is well demonstrated by the improvement in our adjusted OIBDA forecast for fiscal 2006 during a period in which we have been accelerating new market launches,” continued Hutcheson. “In addition to the continued improvements that we have been making in our existing business, we have also made substantial advancements in our data initiatives. We have increased our expected 2006 capital expenditures to accommodate

Leap Reports Consolidated Results for Second Quarter 2006	Page 5 of 17

the acceleration of both new market launches and the upgrade of our networks to 1xEV-DO. The change in 2006 capital expenditures reflects a shift in spending to 2006 from 2007 and initial expenditures for the planned launch of markets in Rochester, NY and the markets we have agreed to acquire in the Carolinas. The breadth of services available through 1xEV-DO is expected to provide increased financial opportunities in the coming quarters and to further improve our competitive position. We believe that the Company’s growing product portfolio, when coupled with our industry-leading cost structure, robustly differentiates our business offerings from others in today’s competitive wireless marketplace.”
“In addition, the Company has continued its detailed planning for the upcoming FCC Auction No. 66,” concluded Hutcheson. “We believe that the spectrum available in the auction presents interesting prospects for expansion into markets that offer the potential for good returns for the business and our stockholders. As we make our final preparations for this auction, we are continuing to take a disciplined and considered approach to the capital market activities that would be required to fund the acquisition and subsequent build out of the spectrum we may purchase. The outcome of the auction will ultimately depend, however, on the availability of licenses that are attractive for our business at prices consistent with our desired return thresholds.”
Conference Call Note
As previously announced, Leap will hold a conference call to discuss its second quarter results and its outlook for 2006 at 5:00 p.m. Eastern Daylight Time, on Thursday, August 3, 2006. Management also expects to discuss the status of the Company’s planned capital market activities in support of the Company’s potential participation in the upcoming FCC Auction No. 66. Other forward-looking and material information may also be discussed during this call. Interested parties may listen to the call live by dialing 1-800-798-2884 or 1-617-614-6207 and entering reservation number 37694550. This call is also being web cast and can be accessed at the Investor Relations section of Leap’s website, www.leapwireless.com, or by accessing the following external websites: www.fulldisclosure.com or www.streetevents.com.
To listen to the call, please go to the website at least 15 minutes prior to the start time to register, and download and install any necessary audio software. An online replay is planned to

Leap Reports Consolidated Results for Second Quarter 2006	Page 6 of 17

follow shortly after the live conference call and will be available until September 3, 2006. The telephonic rebroadcast will be available shortly after the completion of the call and will be available until midnight on August 17, 2006. Interested parties can access the rebroadcast by dialing 1-888-286-8010 or 1-617-801-6888 and entering the reservation number 99436977. A downloadable MP3 recording of the call will also be available 24 hours after broadcast. Interested listeners can download the file from the “Events” page of the Investor Relations section of our web site and on Street Events at www.streetevents.com.
About Leap
Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services targeted to meet the needs of customers underserved by traditional communications companies. With the value of unlimited wireless services as the foundation of its business, Leap pioneered both the Cricket® and Jump™ Mobile services. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited local voice minutes, unlimited domestic long distance voice minutes, unlimited text, instant and picture messaging and additional value-added services over a high-quality, all-digital CDMA network. Designed for the mobile-dependent, urban youth market, Jump Mobile is a unique prepaid wireless service that offers customers unlimited incoming calls from anywhere with outgoing calls at an affordable 10 cents per minute and unlimited incoming and outgoing text messaging. Both Cricket and Jump Mobile services are offered without long-term commitments or credit checks. For more information, please visit www.leapwireless.com.
Notes Regarding Non-GAAP Financial Measures
The information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Securities and Exchange Commission (SEC) Item 10 to Regulation S-K, is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or (b) includes amounts, or is subject to adjustments

Leap Reports Consolidated Results for Second Quarter 2006	Page 7 of 17

that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted consolidated OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current forecast of certain aspects of Leap’s future. You can identify most forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this press release. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions that could adversely affect the market for wireless services;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute market expansion plans;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC.
All forward-looking statements included in this news release should be considered in the context of these risk factors. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket is a U.S. registered trademark of Cricket. In addition, the following are trademarks of Cricket: Unlimited Access, Unlimited Plus, Unlimited Classic, Jump, Travel Time, Cricket Clicks and the Cricket “K.” All other trademarks are the property of their respective owners.

Leap Reports Consolidated Results for Second Quarter 2006	Page 8 of 17

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash and cash equivalents	$553,038	$293,073
Short-term investments	57,382	90,981
Restricted cash, cash equivalents and short-term investments	9,758	13,759
Inventories	63,820	37,320
Other current assets	40,545	29,237

Total current assets	724,543	464,370
Property and equipment, net	780,852	621,946
Wireless licenses	795,046	821,288
Assets held for sale	38,658	15,145
Goodwill	431,896	431,896
Other intangible assets, net	96,690	113,554
Other assets	35,852	38,119

Total assets	$2,903,537	$2,506,318

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$210,274	$167,770
Current maturities of long-term debt	9,000	6,111
Other current liabilities	53,007	49,627

Total current liabilities	272,281	223,508
Long-term debt	891,000	588,333
Deferred tax liabilities	141,935	141,935
Other long-term liabilities	41,837	36,424

Total liabilities	1,347,053	990,200

Minority interest	4,151	1,761

Commitments and contingencies
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares; $.0001 par value, no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares; $.0001 par value, 61,256,800 and 61,202,806 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	6	6
Additional paid-in capital	1,500,154	1,490,638
Retained earnings	46,809	21,575
Accumulated other comprehensive income	5,364	2,138

Total stockholders’ equity	1,552,333	1,514,357

Total liabilities and stockholders’ equity	$2,903,537	$2,506,318

Leap Reports Consolidated Results for Second Quarter 2006	Page 9 of 17

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1) (2)
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Service revenues	$230,786	$189,704	$446,626	$375,685
Equipment revenues	37,068	37,125	87,916	79,514

Total revenues	267,854	226,829	534,542	455,199

Operating expenses:
Cost of service (exclusive of items shown separately below)	(60,255)	(49,608)	(115,459)	(99,805)
Cost of equipment	(52,081)	(42,799)	(110,967)	(91,977)
Selling and marketing	(35,942)	(24,810)	(65,044)	(47,805)
General and administrative	(46,576)	(42,423)	(96,158)	(78,458)
Depreciation and amortization	(53,337)	(47,281)	(107,373)	(95,385)
Impairment of indefinite-lived intangible assets	(3,211)	(11,354)	(3,211)	(11,354)

Total operating expenses	(251,402)	(218,275)	(498,212)	(424,784)

Operating income(3)	16,452	8,554	36,330	30,415
Minority interest in loss of consolidated subsidiary	(134)	—	(209)	—
Interest income	5,533	1,176	9,727	3,079
Interest expense	(8,423)	(7,566)	(15,854)	(16,689)
Other income (expense), net	(5,918)	(39)	(5,383)	(1,325)

Income before income taxes	7,510	2,125	24,611	15,480
Income taxes	—	(1,022)	—	(6,861)

Income before cumulative effect of change in accounting principle	7,510	1,103	24,611	8,619
Cumulative effect of change in accounting principle	—	—	623	—

Net income	$7,510	$1,103	$25,234	$8,619

Basic net income per share:
Income before cumulative effect of change in accounting principle	$0.12	$0.02	$0.41	$0.14
Cumulative effect of change in accounting principle	—	—	0.01	—

Basic net income per share	$0.12	$0.02	$0.42	$0.14

Diluted net income per share:
Income before cumulative effect of change in accounting principle	$0.12	$0.02	$0.40	$0.14
Cumulative effect of change in accounting principle	—	—	0.01	—

Diluted net income per share	$0.12	$0.02	$0.41	$0.14

Shares used in per share calculations:
Basic	60,282	60,030	60,282	60,015

Diluted	61,757	60,242	61,651	60,234

Leap Reports Consolidated Results for Second Quarter 2006	Page 10 of 17

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(UNAUDITED)
(In thousands)

	Six Months Ended
	June 30,
	2006	2005
Operating activities:
Net cash provided by operating activities	$101,781	$108,536

Investing activities:
Purchases of property and equipment	(187,004)	(45,498)
Change in prepayments for purchases of property and equipment	5,683	—
Purchases of and deposits for wireless licenses	(532)	(239,168)
Purchases of investments	(88,535)	(103,057)
Sales and maturities of investments	123,657	142,296
Restricted cash, cash equivalents and short-term investments, net	(101)	326

Net cash used in investing activities	(146,832)	(245,101)

Financing activities:
Proceeds from long-term debt	900,000	500,000
Repayment of long-term debt	(594,444)	(415,229)
Minority interest	2,222	—
Proceeds from issuance of common stock	725	—
Payment of debt issuance costs	(3,268)	(6,951)
Payment of fees related to forward equity sale	(219)	—

Net cash provided by financing activities	305,016	77,820

Net increase (decrease) in cash and cash equivalents	259,965	(58,745)
Cash and cash equivalents at beginning of period	293,073	141,141

Cash and cash equivalents at end of period	$553,038	$82,396

Supplementary disclosure of cash flow information:
Cash paid for interest	$23,641	$35,072
Cash paid for income taxes	$218	$228
SCHEDULE OF SELECTED OPERATING METRICS (1)
(UNAUDITED)

	Three Months Ended
	June 30,
	2006	2005
Gross additions	253,033	191,288
Net additions	57,683	2,736
End of period customers	1,836,390	1,617,941
Weighted average number of customers	1,790,232	1,611,524
Churn(4)	3.6%	3.9%
ARPU(5)	$42.97	$39.24
CPGA(6)	$198	$138
CCU(7)	$19.18	$18.43
Adjusted consolidated OIBDA (in thousands)(8)	$77,688	$74,318
Adjusted consolidated OIBDA as a percentage of service revenue	34%	39%

Leap Reports Consolidated Results for Second Quarter 2006	Page 11 of 17

Explanatory Notes to Financial Statements
(1)	The condensed consolidated financial statements and the schedule of selected operating metrics include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of ANB 1 and its wholly owned subsidiary Alaska Native Broadband 1 License, LLC (ANB 1 License). The Company consolidates its interest in ANB 1 in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because ANB 1 is a variable interest entity and the Company will absorb a majority of ANB 1’s expected losses. All significant inter-company accounts and transactions have been eliminated in the consolidated financial statements.

(2)	The following tables summarize operating data for the Company’s consolidated operations for the three months ended June 30, 2006 (in thousands).

	Three Months Ended June 30,
		% of 2006		% of 2005
		Service		Service	Change from Prior Year
	2006	Revenues	2005	Revenues	Dollars	Percent
Revenues:
Service revenues	$230,786		$189,704		$41,082	21.7%
Equipment revenues	37,068		37,125		(57)	(0.2%)

Total revenues	267,854		226,829		41,025	18.1%

Operating expenses:
Cost of service	60,255	26.1%	49,608	26.2%	10,647	21.5%
Cost of equipment	52,081	22.6%	42,799	22.6%	9,282	21.7%
Selling and marketing	35,942	15.6%	24,810	13.1%	11,132	44.9%
General and administrative	46,576	20.2%	42,423	22.4%	4,153	9.8%
Depreciation and amortization	53,337	23.1%	47,281	24.9%	6,056	12.8%
Impairment of indefinite-lived intangible assets	3,211	1.4%	11,354	6.0%	(8,143)	(71.7%)

Total operating expenses	251,402	108.9%	218,275	115.1%	33,127	15.2%

Operating income	$16,452	7.1%	$8,554	4.5%	$7,898	92.3%

Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Service revenues increased $41.1 million, or 21.7%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. This increase resulted from the 11.1% increase in average total customers and a 9.5% increase in average monthly revenues per customer. The increase in average revenues per customer was due primarily to the continued increase in customer adoption of our higher-end service plans.

Equipment revenues remained unchanged for the three months ended June 30, 2006 compared to the corresponding period of the prior year. A 40.1% increase in handset sales volume was offset by lower net revenue per handset sold as a result of bundling the first month of service with the initial handset price and eliminating activation fees

Leap Reports Consolidated Results for Second Quarter 2006	Page 12 of 17

for new customers purchasing equipment.

Cost of service increased $10.6 million, or 21.5%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, cost of service decreased to 26.1% from 26.2% in the prior year period. Share-based compensation expense decreased by 0.4% of service revenues due primarily to the issuance of immediately vested deferred stock units in the prior year period. Network infrastructure costs increased by 0.3% of service revenues due primarily to lease costs and other fixed network costs associated with our new markets.

Cost of equipment increased $9.3 million, or 21.7%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. This increase was primarily attributable to the 40.1% increase in handset sales volumes, partially offset by reductions in costs to support our handset replacement programs for existing customers and lower average costs per handset sold.

Selling and marketing expenses increased $11.1 million, or 44.9%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses increased to 15.6% from 13.1% in the prior year period. This increase was primarily due to increases in media and advertising costs and labor and related costs of 2.0% and 0.6% of service revenues, respectively, both of which were attributable to our new market launches since the second quarter of fiscal 2005.

General and administrative expenses increased $4.2 million, or 9.8%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. As a percentage of service revenues, such expenses decreased to 20.2% from 22.4% in the prior year period. This decrease was primarily related to a reduction in customer care expenses of 2.0% of service revenues due to decreases in call center and other customer care-related program costs. In addition, share-based compensation expense decreased by 1.3% of service revenues due primarily to the issuance of immediately vested deferred stock units in the prior year period. Professional services fees also decreased by 0.6% of service revenues due to incremental costs incurred in the prior year period related to the restatement of our 2004 financial statements and Sarbanes-Oxley compliance. Partially offsetting these decreases was an increase in labor and related costs of 1.7% of service revenues due primarily to new employee additions.

Depreciation and amortization expense increased $6.1 million, or 12.8%, for the three months ended June 30, 2006 compared to the corresponding period of the prior year. The increase in the dollar amount of depreciation and amortization expense was due primarily to the build-out of our new markets and the upgrade of network assets in our other markets. As a percentage of service revenues, such expenses decreased to 23.1% from 24.9% in the prior year period.

During the three months ended June 30, 2006 and 2005, we recorded impairment charges of $3.2 million and $11.4 million, respectively, in connection with agreements to sell certain non-operating wireless licenses. We adjusted the carrying values of those licenses to their estimated fair values, which were based on the agreed upon sales

Leap Reports Consolidated Results for Second Quarter 2006	Page 13 of 17

prices.

(3)	The Company accounts for share-based awards exchanged for employee services in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” Under SFAS 123R, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company adopted SFAS 123R, as required, on January 1, 2006. Prior to fiscal 2006, the Company recognized compensation expense for employee share-based awards based on their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and provided the required pro forma disclosures of FASB Statement No. 123 (SFAS 123), “Accounting for Stock-Based Compensation.”

The Company adopted SFAS 123R using a modified prospective approach. Under the modified prospective approach, prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. Compensation expense, net of estimated forfeitures, for awards outstanding at the effective date is recognized over the remaining service period using the compensation cost calculated in prior periods.

Total share-based compensation expense related to all of the Company’s share-based awards for the three and six months ended June 30, 2006 was comprised as follows (unaudited) (in thousands, except per share data) :

	Three Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006
Cost of service	$261	$519
Selling and marketing expenses	473	800
General and administrative expenses	3,954	8,095

Share-based compensation expense before tax	4,688	9,414
Related income tax benefit	—	—

Share-based compensation expense, net of tax	$4,688	$9,414

Net share-based compensation expense per share:
Basic	$0.08	$0.16

Diluted	$0.08	$0.15

Total share-based compensation expense for the three and six months ended June 30, 2005 was comprised as follows (unaudited) (in thousands):

Three and
Six Months
Ended
June 30, 2005
Cost of service	$797
Selling and marketing expenses	693
General and administrative expenses	5,639

Share-based compensation expense	$7,129

Leap Reports Consolidated Results for Second Quarter 2006	Page 14 of 17

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(4)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5)	ARPU is service revenue divided by the weighted average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition,

Leap Reports Consolidated Results for Second Quarter 2006	Page 15 of 17

CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (in thousands, except gross customer additions and CPGA):

	Three Months Ended
	June 30,
	2006	2005
Selling and marketing expense	$35,942	$24,810
Less share-based compensation expense included in selling and marketing expense	(473)	(693)
Plus cost of equipment	52,081	42,799
Less equipment revenue	(37,068)	(37,125)
Less net loss on equipment transactions unrelated to initial customer acquisition	(412)	(3,484)

Total costs used in the calculation of CPGA	$50,070	$26,307
Gross customer additions	253,033	191,288

CPGA	$198	$138

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

Leap Reports Consolidated Results for Second Quarter 2006	Page 16 of 17

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (in thousands, except weighted-average number of customers and CCU):

	Three Months Ended
	June 30,
	2006	2005
Cost of service	$60,255	$49,608
Plus general and administrative expense	46,576	42,423
Less share-based compensation expense included in cost of service and general and administrative expense	(4,215)	(6,436)
Plus net loss on equipment transactions unrelated to initial customer acquisition	412	3,484

Total costs used in the calculation of CCU	$103,028	$89,079
Weighted-average number of customers	1,790,232	1,611,524

CCU	$19.18	$18.43

(8)	Adjusted consolidated OIBDA is a non-GAAP financial measure defined as consolidated operating income less depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale of wireless licenses and operating assets; impairment of indefinite-lived intangible assets; and share-based compensation expense. Although the Company has announced substantively similar measures in the past, which we called “Adjusted Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA),” Company management now uses the term adjusted OIBDA to describe this measure as it more clearly reflects the elements of the measure. Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes adjusted consolidated OIBDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We use adjusted consolidated OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted consolidated OIBDA facilitates internal comparisons of our historical operating performance, management also uses adjusted consolidated OIBDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that adjusted consolidated OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Leap Reports Consolidated Results for Second Quarter 2006	Page 17 of 17

Adjusted consolidated OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:
•	it does not reflect capital expenditures;

•	although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted consolidated OIBDA does not reflect cash requirements for such replacements;

•	it does not reflect costs associated with share-based awards exchanged for employee services;

•	it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.
Management understands these limitations and considers adjusted consolidated OIBDA as a financial measure that supplements but does not replace the information provided to management by our GAAP results.
The following table reconciles adjusted consolidated OIBDA to consolidated operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted consolidated OIBDA (in thousands):

	Three Months Ended
	June 30,
	2006	2005
Consolidated operating income	$16,452	$8,554
Plus depreciation and amortization	53,337	47,281

Consolidated OIBDA	69,789	55,835
Less gains (loss) on sale of wireless licenses	—	—
Plus impairment of indefinite-lived intangible assets	3,211	11,354
Plus share-based compensation expense	4,688	7,129

Adjusted consolidated OIBDA	$77,688	$74,318

###